Exhibit 10.10

Photogen Technologies, Inc 140 Union Square Drive New Hope, PA 18938 Phone (215) 862-6860 Fax (215) 862-7139

October 28, 2002

Reinhard Koenig, M.D., Ph. D., RAC

10300 Cavanaugh Court

Rockville, Maryland 20850

Dear Dr. Koenig:

At the close of the financing (expected to occur at the end of October 2002), you agree that the terms of your employment with Photogen Technologies, Inc. will be as specified in this letter and that any previous conditions of employment are no longer effective.

Title and Reporting Relationship

Your title and reporting will remain unchanged: Senior Vice President, Medical and Regulatory Affairs reporting directly to the President and Chief Executive Officer.  You will be expected to work full time for Photogen, reside in the Philadelphia/Princeton region and work out of the New Hope, Pennsylvania office.

Salary and Benefits

Promptly following the closing, you will be paid the amount of your salary that had been deferred since February 1, 2002 as well as any contractual bonus.

Your new annual salary will be $225,000 (less applicable withholding and deductions). Payments will be made on a semi-monthly basis in accordance with Company policy. Bonuses, if any, will be at the sole discretion of the Board of Directors, Your expenses for Company approved travel will be paid, subject to proper documentation.

The Company will provide you with the following benefits:

•              Vacation of four weeks annually of which only one week can be carried into the following year

•              Nine Company holidays plus two discretionary “floating” days

•              Company paid medical and dental coverage for you and eligible dependents

•              Salary deferral under our 401(k) Plan (currently, the Company does not make any contribution to the 401(k) Plan)

•              Other benefits at the discretion of the Company

Stock Options

You agree to waive the accelerated vesting provisions of any existing stock option awards that you may have that would arise as a result of a change of control pursuant to either the Corporate Separation or Institutional Financing transactions that are described in the Company’s proxy statement and supplemental proxy statement for its 2002 Annual Meeting of Shareholders.

You will be awarded new stock options to purchase 3% of the fully diluted shares of Photogen Technologies, Inc.’s common stock (less any existing option with an exercise price of $2.75 or less) at an exercise

Reinhard Koenig, M.D., Ph. D., RAC

October 29, 2002

price equal to the offering price for the financing syndicate, approximately $0.27 on a pre-split basis; the price and absolute number of shares are subject to the 1 for 4 reverse split that will take place post close of the financing. The vesting of the new award will be 25% immediate vesting (although you must agree not to sell or trade the newly granted options for one year following the closing of the financing) with the remainder vesting on a four-year ratable schedule. These options will be subject to an Option Award Agreement that you will be required to sign.

Severance

Your employment is at-will and can be terminated by you or Photogen at any time with or without cause. If the Company terminates you for any reason other than for cause, the Company will pay you severance equal to 6 months of your then-current salary (less applicable withholding and deductions). All severance payments will be paid on a semi-monthly basis in accordance with the Company’s regular payroll schedule. If you terminate your employment or are terminated for cause, the Company will not make any severance payments. “Cause” means:

•                             Material breach of this Agreement where such breach, if curable, is not remedied to the Company’s reasonable satisfaction within thirty (30) days after written notice to you (and termination shall be effective as of the end of such 30-day period); or

•                             Committing an act of fraud, embezzlement, theft or another act involving moral turpitude (and termination shall be effective upon written notice to you) that materially and adversely affects the company.

As a condition of your employment, you agree to be bound to the previously signed Employee Confidentiality, Inventions and Noncompetition Agreement and amendments required for closure of the financing. If not already provided, you must also provide proof of citizenship or of your ability to be employed in the United States.

Please signify your acceptance of these terms by signing and dating this letter. We look forward to your continuation with the Photogen team.

Sincerely,

/s/ Taffy Williams
Taffy Williams, Ph.D.
President and Chief Executive Officer

ACCEPTED BY:

/s/ Reinhard Koenig
Reinhard Koenig, M.D., Ph.D., RAC

Dated:	10-29-2002